Exhibit 4.6

TRUST DEED AND RULES OF THE DXC TECHNOLOGY 2017

SHARE PURCHASE PLAN

ADOPTED MARCH 30, 2017

dated

MARCH 30, 2017

by

DXC TECHNOLOGY COMPANY

Company

and

COMPUTERSHARE TRUSTEES LIMITED

Trustees

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

www.bakermckenzie.com

Trust Deed

1.	Purpose	1

2.	Status	1

3.	Declaration of trust	1

4.	Number of Trustees	2

5.	Information	2

6.	Residence of Trustees	2

7.	Change of Trustees	2

8.	Investment and dealing with Trust Assets	2

9.	Loans to Trustees	3

10.	Trustees’ obligations under the Plan	3

11.	Power of Trustees to raise funds to subscribe for a Rights Issue	5

12.	Power to agree Market Value of Shares	5

13.	Personal interest of Trustees	5

14.	Trustees’ meetings	5

15.	Subsidiary Companies	6

16.	Expenses of Plan	6

17.	Trustees’ Liability and Indemnity	6

18.	Covenant by the Participating Companies	7

19.	Acceptance of gifts	7

20.	Trustees’ lien	7

21.	Amendments to the Plan	7

22.	Termination of the Plan	8

23.	Shareholder Documentation	8

24.	Proper Law	8

i

Rules of the DXC Technology 2017 Share Purchase Plan

1.	Definitions	10

2.	Purpose of the Plan	12

3.	Eligibility of individuals	12

4.	Participation on same terms	13

5.	Partnership Shares	13

6.	Dividend Shares	15

7.	Company Reconstructions	17

8.	Rights issues	17

9.	Cessation of employment	18

10.	Employee rights	18

11.	Amendments	18

12.	Transfer of legal title	19

13.	Notices	19

14.	Miscellaneous	19

15.	Governing Law	19

i

TRUST DEED

This Agreement is dated March 30, 2017

Between

DXC Technology Company, whose address is 1775 Tysons Blvd., Tysons, Virginia (the “Company”); and

Computershare Trustees Limited, whose registered office is at The Pavilions, Bridgewater Road, Bristol BS13 8AE (the “Trustees”).

1.	Purpose

The sole purposes of this Deed is to establish a trust for the Share Incentive Plan known as the DXC Technology 2017 Share Purchase Plan (the “Plan”) which satisfies Schedule 2 ITEPA 2003. The trust will not be used for any other purpose.

2.	Status

The Plan consists of this Deed and the attached rules (“Rules”). The definitions in the Rules apply to this Deed, save where the contrary is expressly stated.

3.	Declaration of trust

3.1	The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Participating Companies with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which are not Plan Shares (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules,

(b)	as to Plan Shares upon trust for the benefit of that Participant on the terms and conditions set out in this Deed and the Rules,

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with this Deed and the Rules, and

(d)	as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5	The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4.	Number of Trustees

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.	Information

The Trustees shall be entitled to rely on information supplied by the Participating Companies in respect of the eligibility of any person to become or remain a Participant in the Plan.

6.	Residence of Trustees

Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.	Change of Trustees

7.1	The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by executing a deed.

7.2	The removal of a Trustee shall take effect one month after the date that written notice of such removal is delivered to the Trustee or on such other date as the Company and the Trustee shall agree.

7.3	Any Trustee may resign on one month’s notice given in writing to the Company, provided that if there will not be at least two Trustees or a corporate Trustee immediately after the resignation takes effect, the Company shall appoint an additional Trustee or Trustees. If the Company fails to do this within the Trustee’s one-month notice period, the departing Trustee may by deed appoint an additional Trustee or Trustees and its resignation shall thereupon become effective.

7.4	Upon the removal or resignation of a Trustee, the departing Trustee shall enter into all relevant documentation to ensure that any Trust Fund assets held by the departing Trustee shall be transferred to the new or remaining Trustees and the departing Trustee shall deliver all documentation in its possession relating to the Plan to the new or remaining Trustees.

8.	Investment and dealing with Trust Assets

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2	The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action.

8.3	The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of ITA 2007 (certain institutions permitted to accept deposits);

(b)	a building society; or

(c)	a firm falling within section 991(2)(c) of that Act (European Economic Area firms permitted to accept deposits),

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted. However, the Trustees shall be under no obligation to place such money, or any other monies they hold pursuant to the Plan, in an interest-bearing account.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6	The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7	The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

The Trustees may at any time revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

The Trustees may pay the costs and expenses of any delegate or nominee out of the Trust Fund subject to the restriction in Clause 20.

9.	Loans to Trustees

The Trustees shall have the power to borrow money for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

10.	Trustees’ obligations under the Plan

Notice of Award of Partnership Shares

10.1	As soon as practicable after any Partnership Shares have been acquired for a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	if the Shares are subject to any restriction, details of the restriction;

(c)	the amount of Partnership Share Money applied by the Trustees in acquiring those Shares on behalf of the Participant; and

(d)	the Market Value at the Acquisition Date.

Notice of acquisition of Divided Shares

10.2	As soon as practicable after any Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Market Value on the Acquisition Date;

(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

10.3	Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

10.4	During the Holding Period the Trustees shall not dispose of any Dividend Shares (whether by transfer to the Participant or otherwise), unless at that time the Participant has ceased to be in Relevant Employment, except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of Participant to direct Trustees to accept general offers etc.);

(b)	paragraph 77 (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting PAYE obligations); and

(d)	paragraph 90(5) (termination of Plan: early removal of Shares with Participant’s consent).

PAYE Liability etc.

10.5	The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet a PAYE obligation in any of the circumstances provided in sections 510-512 of ITEPA 2003 (PAYE: shares ceasing to be subject to the plan) and any employee’s NICs liability and the Trustees’ reasonable selling costs.

10.6	Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax as employment income, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

10.7	The Trustees shall maintain the records necessary to enable them to carry out their PAYE obligations, and the PAYE obligations of the employer company so far as they relate to the Plan.

10.8	The Trustees shall maintain records of Participants who have participated in one or more share incentive plans approved under the Schedule established by the Company or a Connected Company.

10.9	Where the Participant becomes liable to income tax under ITEPA 2003, Chapter 3 Part 4 of ITTOIA 2005 or Chapter 4 Part 4 of ITTOIA 2005, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

Money’s worth received by Trustees

10.10	The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any Plan Shares, other than new shares within paragraph 87 of the Schedule (consequences of company reconstructions).

10.11	This is subject to:

(a)	the provisions of Part 8 of the Schedule (cash dividends and Dividend Shares);

(b)	the Trustees obligations under sections 510-514 of ITEPA 2003 (PAYE: shares ceasing to be subject to the Plan; capital receipts); and

(c)	the Trustees’ PAYE obligations.

General offers etc.

10.12	If any offer, compromise, arrangement or scheme is made which affects the Plan Shares, the Trustees may, but shall not be obliged to, notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

11.	Power of Trustees to raise funds to subscribe for a Rights Issue

11.1	The Trustees may, but shall not be obliged to, inform Participants of any rights under a rights issue arising in respect of their Plan Shares and either send the Participants a copy of the document relating to those rights or sufficient details to enable the Participants to act in accordance with Clause 11.2.

11.2	If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights.

11.3	The rights referred to are the rights to buy additional shares or rights in the same company.

12.	Power to agree Market Value of Shares

Where the Market Value of Shares falls to be determined for the purposes of the Schedule, the Trustees may agree with HMRC that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.	Personal interest of Trustees

13.1	Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such Company.

14.	Trustees’ meetings

The Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting except where the sole Trustee is a corporate Trustee and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

15.	Subsidiary Companies

15.1	Any Subsidiary may with the agreement of the Company become a Participating Company by executing a deed of adherence agreeing to be bound by the Deed and the Rules.

15.2	Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

15.3	The Company may at any time decide that a Participating Company shall cease to be a Participating Company (provided that the identity of the remaining Participating Companies shall not be such that the Plan has or is likely to have the effect of conferring benefits wholly or mainly on directors or on employees of companies that are members of the group who receive the higher or highest levels of remuneration).

16.	Expenses of Plan

The Participating Companies shall meet the costs of the preparation and administration of this Plan. The Participating Companies shall pay to the Trustees those sums required pursuant to this Plan in respect of the acquisition of Shares as well as any costs associated with its operation.

17.	Trustees’ Liability and Indemnity

17.1	The Participating Companies shall jointly and severally pay to or reimburse the Trustees all expenses properly incurred by them in connection with the Plan and hereby covenant with the Trustees and any officer or employee of a body corporate acting as Trustee jointly and severally for themselves and as trustee for their successors in title that they will at all times hereafter keep each of them and each of their successors in title as Trustees and each of their estates and effects fully indemnified and saved harmless both before as well as after any removal or retirement of a Trustee against all actions, claims, losses, demands, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities suffered or incurred by it in connection with the execution of the trusts and powers of this Deed or in connection with the proper administration and operation of the Plan provided that a Trustee shall not be paid, reimbursed or indemnified in respect of:

(a)	any sum which can be recovered from the Trust Fund;

(b)	any sum which can be recovered under insurance obtained in accordance with Clause 17.3; or

(c)	any fraud, wilful wrongdoing, or (in the case of a remunerated Trustee) negligence by it or any of its officers or employees.

17.2	In addition, the Trustee shall have the benefit of all indemnities conferred on trustees by the Trustee Act 1925 and generally by law. No Trustee shall be personally liable for any breach of trust (other than through fraud or wilful wrongdoing) over and above the extent to which the Trustee is indemnified by the Participating Companies in accordance with Clause 17.1 above. In addition and without limitation to the foregoing, in the professed execution of the trusts and powers contained in this Deed, no Trustee, or director or other officer of a body corporate acting as Trustee, shall be liable for any loss arising by reason of:

(i)	negligence or fraud of any other Trustee or director or other officer or employee of a body corporate acting as such other Trustee,

(ii)	any mistake or omission made in good faith by any other Trustee or any such other person, or

(iii)	any other matter or thing

except loss arising by reason of fraud, wilful wrongdoing or negligence on the part of the Trustee or other person who is sought to be made liable.

17.3	A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

17.4	A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis.

The Trustees shall be entitled in the absence of manifest error to rely without further enquiry on information supplied to them by any Participating Company for the purpose of the Plan and shall also be entitled to rely in the absence of manifest error on any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or by any Participant as having been so given or executed.

17.5	The Trustees may, for the purpose of enabling the Trustees or any delegate or nominee to exercise the powers and duties of the Plan, seek and act upon the advice of any firm of legal or other professional advisers (whether such advice was obtained by the Trustees or the Company) and shall not be responsible for any loss occasioned by their so acting. The Company shall meet the expenses of such advice to the extent that it has agreed to this in advance (such agreement not to be unreasonably refused, withheld or delayed).

18.	Covenant by the Participating Companies

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

19.	Acceptance of gifts

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.2.

20.	Trustees’ lien

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan,

21.	Amendments to the Plan

21.1	The Company may, with the Trustees’ written consent, from time to time amend the Plan provided that no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares.

22.	Termination of the Plan

22.1	The Plan shall terminate on the earliest of the following dates:

(a)	the date on which a Plan Termination Notice is issued by the Company to the Trustees under paragraph 89 of the Schedule,

(b)	the date with effect from which HMRC withdraw approval of the Plan or the Plan ceases to be a Schedule 2 SIP, or

(c)	the expiry of the Trust Period.

22.2	The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, HMRC and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

22.3	Following termination of the Plan pursuant to Clause 22.1:

(a)	no further Awards may be made;

(b)	the Trustees must remove all Plan Shares from the Plan as soon as practicable after the later of:

(i)	the end of the period of three months beginning with the date on which the Company complies with its obligations pursuant to Clause 22.2; and

(ii)	the first date on which Plan Shares may be removed from the Plan without giving rise to a tax charge under sections 501 to 507 (SIPs: tax charges) of ITEPA 2003 on the Participant on whose behalf they are held;

save that the Trustees may remove a Participant’s Plan Shares from the Plan at an earlier date with the Participant’s consent (but any consent given by a Participant before receiving a copy of the Plan Termination Notice shall be disregarded); and

(c)	the Trustees must pay to every Participant any money held on his behalf.

22.4	Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

23.	Shareholder Documentation

The Trustee is under no obligation to send to the Participants materials that are usually sent to shareholders, such as the annual report and accounts, subject to the specified requirements of the Plan and Schedule.

24.	Proper Law

This Deed and the trusts of this Deed shall be governed by and construed in accordance with the laws of England.

EXECUTED as A DEED (but not delivered until dated) for and on behalf of EVERETT SPINCO, INC. acting by:-	) ) ) )
	)	Director/Authorised Signatory

Director/Authorised Signatory

EXECUTED as a Deed (but not delivered until dated) by COMPUTERSHARE TRUSTEES LIMITED acting by:-)
)
	)	Director

Secretary

Rules of the DXC Technology 2017 Share Purchase Plan

1.	Definitions

1.1	The following words and expressions have the following meanings:

“Accumulation Period” means in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee;

“Acquisition Date” means:

(a)	in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule,

(b)	in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule; and

(c)	in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule;

“Associated Company” means the same meaning as in paragraph 94 of the Schedule;

“Award” means in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan;

“Capital Receipt” means the same meaning as in section 502 of ITEPA 2003;

“the Company” means DXC Technology Company, whose registered address is 1775 Tysons Blvd., Tysons, Virginia;

“Connected Company” means the same meaning as in paragraph 18(3) of the Schedule;

“Control” means the same meaning as in section 719 of ITEPA 2003;

“CTA 2010” means the Corporation Tax Act 2010;

“Dealing Day” means a day on which the Stock Exchange is open for the transaction of business;

“the Deed” means the trust deed constituting the Plan as amended from time to time;

“Dividend Shares” means Shares acquired on behalf of a Participant from reinvestment of dividends under Rule 6 which are still subject to the Plan;

“Holding Period” means in relation to Dividend Shares, the period specified in Rule 6.10;

“HMRC” means Her Majesty’s Revenue and Customs;

“ITA 2007” means the Income Tax Act 2007;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA 2005” means the Income Tax (Trading and Other Income) Act 2005;

“Market Value” means in relation to a Share on any day:

(a)	if all the Shares to be included in an Award or a purchase of Dividend Shares are purchased on the Stock Exchange by the Trustees on the Acquisition Date, the closing price in UK Pounds on such date; or

(b)	if all the Shares are not so purchased but Shares are listed on the Stock Exchange, the closing price of a Share, as published by the Stock Exchange, on the Dealing Day immediately preceding the Acquisition Date, converted into UK Pounds at the exchange rate for such Dealing Day; or

(c)	if neither (a) nor (b) above applies, the market value of a Share determined in accordance with the provisions of Part 8 of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HMRC Shares and Assets Valuation on or before that day;

“NICs” means National Insurance contributions;

“Participant” means an individual who has received under the Plan an Award of Partnership Shares or on whose behalf Dividend Shares have been acquired;

“Participating Company” means the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under Clause 15 of the Deed;

“Partnership Shares” means Shares awarded under Rule 5 which are still subject to the Plan;

“Partnership Share Agreement” means an agreement between the Company, the Trustees and a Qualifying Employee relating to the terms of an Award of Partnership Shares and, if relevant, the acquisition of Dividend Shares;

“Partnership Share Money” means money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person;

“the Plan” means the DXC Technology 2017 Share Purchase Plan;

“Plan Shares” means:

(a)	Partnership Shares awarded to Participants,

(b)	Dividend Shares acquired on behalf of Participants, and

(c)	shares in relation to which paragraph 87(1) (consequences of company reconstructions) of the Schedule applies that remain subject to the Plan;

“Plan Termination Notice” means a notice issued under paragraph 89 of the Schedule;

“Qualifying Company” means the same meaning as in Paragraph 17 of the Schedule;

“Qualifying Corporate Bond” means the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992;

“Qualifying Employee” means an employee who must be invited to participate in an award in accordance with Rule 3.3 and any employee who the Company has invited in accordance with Rule 3.4;

“Qualifying Period” means:

(a)	in the case of Partnership Shares where there is an Accumulation Period, a period determined by the Company not exceeding six months before the start of the Accumulation Period, and

(b)	in the case of Partnership Shares where there is no Accumulation Period, a period determined by the Company not exceeding 18 months before the deduction of Partnership Share Money relating to the Award;

“Redundancy” means the same meaning as in the Employment Rights Act 1996;

“Relevant Employment” means employment by the Company or any Associated Company;

“Salary” means the same meaning as in paragraph 43(4) of the Schedule;

“the Schedule” means Schedule 2 to ITEPA 2003;

“Shares” means common shares of USD $0.01 in the capital of DXC Technology Company, which comply with the conditions set out in paragraph 25 of the Schedule;

“the Stock Exchange” means the New York Stock Exchange or any successor body thereto;

“Subsidiary” means any company which is for the time being under the Control of the Company;

“Tax Year” means a year beginning on 6 April and ending on the following 5 April;

“the Trustees” means the trustees or trustee of the Plan;

“the Trust Fund” means all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income; and

“the Trust Period” means the period of 80 years beginning with the date of the Deed.

1.2	References to any Act, or Part, Chapter, or section shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3	Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.	Purpose of the Plan

The purpose of the Plan is to enable employees of Participating Companies to acquire shares in a company which give them a continuing stake in that company.

3.	Eligibility of individuals

3.1	Individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14 of the Schedule; and

(d)	they do not fail to be eligible under Rule 3.2.

3.2

An individual is not eligible to participate in an Award of Partnership Shares if the individual is at the same time participating in an award under another plan established by the Company or a Connected Company and approved under the Schedule, or if he would have received such an award but for his failure to meet a performance target. If an individual participates in an Award in a Tax Year in which he has already participated in an award of shares under one or more share incentive plans established by the Company or a Connected Company and approved under the Schedule, then the limits specified in Rule 5.3 and 5.4 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of the Schedule.

Employees who must be invited to participate in awards

3.3	Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers (within the meaning of paragraph 8(2) of the Schedule).

In this case they shall be invited to participate in any Awards of Partnership Shares and acquisitions of Dividend Shares as are set out in the Plan.

Employees who may be invited to participate in Award

3.4	The Company may also invite any employee who meets the requirements in Rule 3.1 to participate in any Award of Partnership Shares and acquisitions of Dividend Shares as are set out in the Plan.

4.	Participation on same terms

Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

5.	Partnership Shares

5.1	The Company may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement. The Company shall determine whether there is to be an Accumulation Period. An Accumulation Period may be up to 12 months and shall apply equally to all Qualifying Employees.

5.2	Partnership Shares shall not be subject to any provision under which they may be forfeit.

Maximum amount of deductions

5.3	The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,800 (or such other amount as is permitted in paragraph 46 of the Schedule) in any Tax Year; or

5.4	The amount of Partnership Share Money deducted in a Tax Year must not exceed 10% (or such other percentage as is permitted under paragraph 46 of the Schedule) of the employee’s Salary for that Tax Year.

5.5	Any amount deducted in excess of that allowed by Rule 5.3 or 5.4 shall be paid over to the employee, subject to deduction of both income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

5.6	The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10.

Notice of possible effect of deductions on benefit entitlement

5.7	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

5.8	The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

5.9	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award,

5.10	The notification in Rule 5.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

5.11	The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

5.12	If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

5.13	The number of Shares acquired on behalf of each Participant shall be determined by reference to the Market Value of the Shares on the Acquisition Date. The method of valuing the Shares for this purpose must be specified in the Partnership Share Agreement.

5.14	If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

5.15	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable,

Scaling down

5.16	If the total number of Partnership Shares to be purchased on any Acquisition Date would result in the maximum determined in accordance with Rule 5.8 to be exceeded, then the number of Partnership Shares purchased on behalf of each Qualifying Employee under Rule 5.11 or 5.13 shall be reduced proportionately to the extent necessary to keep within the maximum.

Stopping and re-starting deductions

5.17	An employee may stop or re-start deductions under a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such notice shall take effect 30 days after the Company receives it.

Withdrawal from Partnership Share Agreement

5.18	An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on withdrawal of approval or Termination

5.19	If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

6.	Dividend Shares

Reinvestment of cash dividends

6.1	The Partnership Share Agreement shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

6.2	The Company may direct the Trustees to apply some or all of the cash dividends in respect of Plan Shares held on behalf of

(a)	all Participants; or

(b)	all Participants who elect to reinvest their dividends in acquiring Dividend Shares on behalf such Participants.

6.3	The Company’s direction under Rule 6.2 shall set out the amount of the cash dividends to be applied or how that amount is to be determined.

6.4	Dividend Shares shall be Shares:

(a)	of the same class and carry the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

6.5	The Company may revoke any direction for reinvestment of cash dividends.

6.6	The Trustees shall apply the specified amount of the cash dividend to acquire Dividend Shares on behalf of Participants on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value on the Acquisition Date.

6.7	The Trustees must treat Participants fairly and equally in exercising their powers in relation to the acquisition of Dividend Shares.

Certain amounts not reinvested to be carried forward or paid to the Participant

6.8	Any amount of a cash dividend which is not reinvested for a Participant because it is not sufficient to acquire a Share, may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested for that Participant. Any amount so retained must be paid over to the Participant as soon as practicable if the Participant ceases to be in Relevant Employment or if a Plan Termination Notice is issued. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

6.9	Any cash dividends in respect of Plan Shares held on behalf of a Participant shall be paid over to the Participant as soon as practicable so far as they are not required to be reinvested under this Rule 6.

Holding Period for Dividend Shares

6.10	The Holding Period for Dividend Shares shall be a period of three years beginning with the Acquisition Date. Subject to Rule 6.11, during the Holding Period a Participant shall be bound by the Partnership Share Agreement to permit his Dividend Shares to remain in the hands of the Trustees and not to assign, charge or otherwise dispose of his beneficial interest in those Shares.

6.11	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of his Dividend Shares if the acceptance or agreement will result in a new holding being equated with those shares for the purposes of capital gains tax; or

(b)	to accept an offer of cash, with or without other assets, for his Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares or the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company within the meaning of sections 450 and 451 of CIA 2010; or

(c)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (b); or

(d)	to agree to a transaction affecting his Dividend Shares, or such of them as are of a particular class, if the transaction would be entered into as a result of a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the company or, as the case may be, all of the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a share incentive plan approved under the Schedule; or

(e)	in the case of a takeover offer (as defined in section 974 of the Companies Act 2006), to exercise a right under section 983 of that Act to require the offeror to acquire the Participant’s Dividend Shares, or such of them as are of a particular class.

6.12	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, he shall be provided with the information specified in paragraph 80(4) of the Schedule.

7.	Company Reconstructions

7.1	The following provisions of this Rule 7 apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule 7 as the “Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule 7 as the “New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond,

7.2	If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule 7 as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D in section 1000(1) of CTA 2010 (distributions);

(b)	share capital issued in circumstances such that section 1022(3) of CTA 2010 (bonus issues) applies; or

(c)	share capital to which section 410 of ITTOIA 2005 (stock dividends) applies, that is issued in a case where subsection (2) or (3) of that section applies.

7.3	In this Rule 7:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

7.4	Subject to the following provisions of this Rule 7, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

7.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been awarded to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so awarded or acquired.

7.6	In the context of a New Holding, any reference in this Rule 7 to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

8.	Rights issues

8.1	Any shares or securities allotted under Clause 11 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares.

8.2	Rule 8.1 does not apply:

(a)	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with Clause 11 of the Deed; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the company.

9.	Cessation of employment

All Participants who cease to be in Relevant Employment will receive from the Trustees a communication asking for their instructions as to whether their Shares are to be sold or transferred. If instructions are not received within 30 days of a Participant’s Shares ceasing to be subject to the Plan, the Trustees may sell all his Shares (on such terms and conditions as the Trustees shall make available to the Participant) and shall pay the proceeds of sale less any income tax, employee’s NICs and reasonable selling costs into the bank account of the Participant who has ceased to be in Relevant Employment.

10.	Employee rights

10.1	Save as where required by law, no account shall be taken of actual or prospective Awards or rights in prospect under them for the purposes of any redundancy payments or severance scheme operating within the Group or for the purpose of a Participant’s rights under any pension scheme or arrangement.

10.2	Nothing in this Plan or in any document issued pursuant to the Plan shall confer upon any person any right to continue in the employ of the Company or any Associated Company or shall affect the right of any such company to terminate the employment of any person, or shall impose upon any such company, Trustee or their respective agents and employees any liability for the loss of any rights under the Plan which may result if that person’s employment is so terminated. In no circumstances shall any Participant, by reason of ceasing to be employed by such company (whether such cessation is in accordance with the contract of employment of such Participant or otherwise), or any part of the Plan ceasing or failing to have a particular tax treatment or to be approved by HMRC or any other revenue authority, be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11.	Amendments

11.1	The board of directors of the Company shall have the power from time to time to make and amend such regulations for the implementation and administration of the Plan in a manner consistent with the Plan as it thinks fit and to make any amendments to these Rules provided that:

(a)	no alteration may be made which would materially adversely affect any subsisting rights of Participants granted prior to the date of the alteration without the prior consent or sanction of the majority of that number of Participants who responded to the notification by the Company of such proposed alteration;

(b)	no alteration or addition may be made where the alteration or addition would cause the Plan to cease to be a share incentive plan capable of approval under the Schedule; and

(c)	no alteration or addition may be made where the alteration or addition would offend the rule against perpetuities.

11.2	Any matters pertaining or pursuant to the Plan which are not dealt with by these Rules and any uncertainty or dispute as to the meaning of these Rules shall be determined or resolved by decision of the board of directors of the Company which shall be binding on every Participating Company and all Participants and/or Qualifying Employees.

12.	Transfer of legal title

The Trustees shall transfer the legal title to any Plan Shares into the name of the relevant Participant or to another person as soon as reasonably practicable after the Participant gives the Trustees any written direction to that effect in accordance with the Rules.

13.	Notices

13.1	The Trustees shall not be bound to act upon any instructions given by or on behalf of a Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested pursuant to the Plan unless such instructions are received by the Trustees in writing signed by the relevant person.

13.2	Any notice which the Trustees are required or may desire to give to any Qualifying Employee or Participant pursuant to the Plan shall be in writing and sufficiently given if delivered to him personally or sent first class through the post pre-paid addressed to the Qualifying Employee or Participant at his address last known to the Trustees (including any address supplied by the relevant Participating Company or any Subsidiary as being his address) or if sent through the Company’s internal postal service, and if so sent by post shall be deemed to have been duly given on the day following the date the notice is posted and if sent through the Company’s internal postal service shall be deemed to have been duly given three working days after the date of posting. Any document so sent to a Participant shall be deemed to have been duly delivered notwithstanding that he be then deceased (and whether or not the Trustees have notice of his death) except where his personal representatives have established their title to the satisfaction of the Trustees and supplied to the Trustees an address to which documents are to be sent.

14.	Miscellaneous

No Award shall be made which shall breach the provisions of any code relating to stock dealings as may be relevant from time to time.

15.	Governing Law

The Rules and the operation of the Plan shall be governed and construed in accordance with English Law.